EXHIBIT 99


 PROVIDIAN FINANCIAL REVISES EARNINGS GUIDANCE IN LIGHT OF LEGAL DEVLOPEMENTS


SAN FRANCISCO, June 20, 2000 - Providian Financial Corporation (NYSE: PVN), today announced that it is revising its earnings guidance for 2000 to a range of $4.24 to $4.34 per diluted share in light of certain one-time events. Excluding these one-time events, the Company indicated, it would expect 2000 earnings of $5.10 to $5.20 per diluted share. The Company revised its guidance to reflect potential one-time charges associated with its ongoing discussions with the Office of the Comptroller of the Currency (OCC) and the San Francisco District Attorney's Office concerning possible settlement of pending legal inquiries, and the settlement announced yesterday with the Connecticut Attorney General's Office. The revision also reflects a one-time net gain on the Company's June 16, 2000 sale of $1.5 billion of home equity loans. The Company reiterates its goal of achieving long-term earnings-per-share growth of 25% based on its earnings guidance exclusive of these one-time events.

If the Company reaches a settlement with the OCC and the San Francisco District Attorney by June 30, 2000, the settlement terms would have a one-time impact on second quarter earnings. Nevertheless, the Company expects the second quarter would be profitable. More specifically, including a one-time charge for the possible settlement net of related reserves, offset by an approximate $0.26 per share net gain on the home equity loan sale, the Company expects earnings per diluted share to be in the range of $0.39 to $0.44 for the second quarter. Excluding the one-time net charge for the anticipated settlement and the home equity loan sale gain, the Company expects second quarter earnings per diluted share in the range of $1.25 to $1.30.

The Company's ongoing discussions with the OCC and the San Francisco District Attorney's Office have centered on certain marketing and sales practices, primarily but not exclusively within the Company's Platinum credit card
business.  Should  these  discussions  result  in  a  settlement,   the  Company
anticipates that it and its bank subsidiaries would have to make payments consisting principally of restitution to customers, pay a fine, and modify certain business practices. The Company has previously implemented many of the potentially required modifications in the course of its year-old enhanced customer satisfaction initiative. The discussions are continuing and the Company is hopeful that the parties will reach agreement in the near future. There can, however, be no certainty that a settlement will occur, nor is there certainty as to the effect that any settlement might have on other legal proceedings involving the Company.

The Company also expects both its wholly-owned bank subsidiaries (Providian National Bank and Providian Bank) to maintain capital levels in excess of the regulatory "well-capitalized" standard. The Company does not expect the possible settlement to have a material effect on the cash flows of the underlying assets in its securitization transactions.

As previously reported, the Company has also settled an inquiry by the Connecticut Attorney General's office. The Company expects that any restitution under its agreement with the Connecticut Attorney General will be substantially offset by the restitution required under any agreement reached with the OCC and the San Francisco District Attorney. Providian believes that fair resolution of its legal issues will allow the Company to devote all of its attention to building its customer-focused business, providing long-term benefits to its shareholders, employees, and customers.

Providian's enhanced customer satisfaction initiative has resulted in significant benefits not only for the Company's 13 million plus customers, but also for the Company's employees and shareholders. During the past year, the Company has established a "Providian Guarantee" that offers to cancel unwanted products and refund fees; extended the grace period for late payments on credit cards; set up a special customer service hotline to supplement its regular customer service lines; enhanced disclosure information in printed materials, in its telemarketing scripts, and on the Company's Web site (www.providian.com); and instituted new quality control procedures, including digital call recording for all outbound sales calls. As a result of these and other efforts, customer satisfaction, as measured by independent surveys, has improved and customer retention has increased.

Until such time as its settlement discussions with the OCC and the San Francisco District Attorney conclude, the Company intends to make no further updates to this disclosure.

About Providian Financial Corporation
San Francisco-based Providian Financial Corporation (www.providian.com) is a leading provider of lending and deposit products to customers throughout the United States and offers credit cards in the United Kingdom. The sixth largest bankcard issuer in the U.S., Providian was recently named one of America's Most Admired Companies by Fortune magazine. Providian serves a broad, diverse market with loan products that include credit cards, secured cards and membership products. With a commitment to 100% customer satisfaction, Providian's mission is to help customers build or rebuild, protect and responsibly use credit by providing a quality borrowing experience that leads to active and long-lasting customer relationships. Providian has more than $26 billion in assets under management and over 13 million customers.


Statements contained herein as to the Company's expectations and goals are forward looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Among the significant risks and uncertainties are: competitive pressures arising from aggressive competition from other consumer lenders; factors that affect the delinquency rate on the Company's consumer loans and the rate at which the Company's consumer loans are charged off; changes in the cost and availability of funding due to changes in the deposit market, credit market or securitization market, or the way in which the Company is perceived in such markets; the effects of government policy and regulation, including restrictions and/or limitations arising from banking laws, regulations, and examinations; legal proceedings; and the ability to attract and retain key personnel. More information on risk factors affecting the Company is available in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.


For additional information:

Investors                                   Media

Nancy Murphy                                Alan Elias
415.278.4483                                415.278.4189

Jack Carsky
415.278.4977

Bill Horning
415.278.4602